UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 23, 2012
(March 19, 2012)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Executive Savings Plan II and After-Tax Retirement Plan
On March 19, 2012, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of PNM Resources, Inc. (the “Company”) adopted amendments to certain existing compensation and benefit plans in which the Company's named executive officers participate.  The amendments, which were effective as of January 1, 2012, are described in more detail below:
PNM Resources, Inc. Executive Savings Plan II (“ESP II”)
The ESP II is a non-qualified deferred compensation plan that the Company adopted to address certain limitations under the Internal Revenue Code of 1986, as amended (the “Tax Code”), which apply to the Company's Retirement Savings Plan (the “RSP”), a 401(k) plan. Executive officers may annually elect to defer eligible compensation into the ESP II or contribute such compensation to the After-Tax Plan (as defined below), but not both. The ESP II runs side-by-side with the RSP. A participant may make before-tax deferrals to the ESP II of up to 100% of eligible compensation (after taxes and other deductions). The Company makes a matching contribution equal to 75% of the first 6% of eligible compensation deferred. Additionally, when a participant reaches the annual compensation limit under the Tax Code in the RSP ($250,000 in 2012), the Company's age-based contribution continues to the ESP II. For additional information about the ESP II, refer to pages 65-67 of the Company's definitive proxy statement relating to its 2011 annual meeting of shareholders, which was filed on April 5, 2011.
Among other things, the amendment (i) eliminated the additional credits previously payable in connection with a change in control (although the plan continues to provide for full vesting of supplemental credits upon a termination by the Company or constructive termination by the participant following a change in control), and (ii) provides that a participant will receive a pro rata supplemental credit for the relevant plan year if the participant is terminated and is eligible for benefits under the Retention Plan (as defined below).
PNM Resources, Inc. After-Tax Retirement Plan (“After-Tax Plan”)
The After-Tax Plan is an alternative non-qualified deferred compensation plan that the Company adopted in 2008. If a participant elects to participate in the After-Tax Plan rather than the ESP II, the participant may make contributions on an after-tax basis to the After-Tax Plan up to 100% of eligible compensation (after taxes and other deductions). The Company makes a matching contribution equal to 75% of the first 6% of eligible compensation saved, on which the participant is taxed when the matching contribution is made to the After-Tax Plan. Additionally, when a participant reaches the annual compensation limit under the Tax Code in the RSP, the Company's age-based contribution continues to the After-Tax Plan, on which the participant is taxed at the time the age-based contribution is made to the After-Tax Plan. For additional information about the After-Tax Plan, refer to pages 65-67 of the Company's definitive proxy statement relating to its 2011 annual meeting of shareholders, which was filed on April 5, 2011.
Among other things, the amendment (i) eliminated the additional contributions previously payable in connection with a change in control (although the plan continues to provide for full vesting of supplemental contributions upon a termination by the Company or constructive termination by the participant following a change in control) and (ii) provides that a participant will receive a pro rata supplemental contribution for the relevant plan year if the participant is terminated and is eligible for benefits under the Retention Plan.

Amendments to Performance Equity Plan and Officer Retention Plan
On March 21, 2012, the Board, based on the recommendation of the Committee, adopted amendments to certain existing compensation and benefit plans in which the Company's named executive officers participate.  The amendments are described in more detail below:
PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (“PEP”)
The PEP allows the Company to grant options, restricted stock, restricted stock rights, performance shares, performance units, stock appreciation rights, and performance cash awards to employees of the Company and any affiliate of the Company that has adopted the PEP, and to non-employee members of the Board. For additional information about the PEP, refer to pages 32-37 of the Company's definitive proxy statement relating to its 2011 annual meeting of shareholders, which was filed on April 5, 2011.
The PEP was amended to generally provide for “double trigger” vesting of employee awards following a change in control. "Double trigger" vesting means that awards will become fully vested if there is a change in control and, if within 24 months following a change in control, a participant's employment is terminated by the Company without cause or the participant's employment is constructively terminated. The PEP also was amended to provide for full vesting of awards (regardless of whether the participant terminates employment) if the Board reasonably concludes that the value of an award or a participant's opportunity for future appreciation with respect to an award will be materially impaired following a change in control. In addition, the PEP was amended to add a “clawback” provision subjecting awards granted under the PEP to potential “clawback” or forfeiture to the fullest extent called for by applicable law or Company policy.
PNM Resources, Inc. Officer Retention Plan (“Retention Plan”)
The Retention Plan provides the Company's named executive officers with benefits if their employment is terminated, under certain circumstances, within 24 months following a change in control with respect to the Company.  For additional information about the Retention Plan, refer to page 49 of the Company's definitive proxy statement relating to its 2011 annual meeting of shareholders, which was filed on April 5, 2011.
Among other things, the amendment reduced certain benefit levels, added provisions restricting competition and solicitation, added a confidentiality provision and eliminated all tax gross-ups.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: March 23, 2012	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)

4